                                                                    Exhibit 12.1

                          e.spire COMMUNICATIONS, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ IN THOUSANDS)

                                                     SIX MONTHS
                                  YEAR ENDED           ENDED         FISCAL YEAR ENDED            SIX MONTHS ENDED
                                   JUNE 30,         DECEMBER 31,       DECEMBER 31,                   JUNE 30,
                              -------------------   ------------   ---------------------   ------------------------------
                                1995       1996         1996               1997              1997            1998
                              --------   --------   ------------   ---------------------   --------   -------------------
                                                                                  AS                                AS
                                                                    ACTUAL     ADJUSTED                ACTUAL    ADJUSTED
                                                                   ---------   ---------              --------   --------
Fixed Charges:
  Interest expense            $    706   $ 13,528     $ 12,658     $  45,499   $  70,697   $ 15,014   $ 32,727   $ 46,313
    including amortization
    of debt issuance costs
    and capitalized
    interest(2).............
  Portion of rent expenses          66        385          561         2,017       2,017        894      1,638      1,638
    representative of
    interest(1).............
                              --------   --------     --------     ---------   ---------   --------   --------   --------
        Total fixed           $    772   $ 13,913     $ 13,219     $  47,516   $  72,714   $ 15,848   $ 34,366   $ 47,952
          charges...........
Loss:
  Loss before minority         (14,746)   (27,195)     (35,077)     (115,016)   (140,215)   (49,675)   (64,540)   (78,126)
    interest................
  Fixed charges.............       236     10,862       10,951        43,583      68,781     13,255     33,530     47,116
                              --------   --------     --------     ---------   ---------   --------   --------   --------
        Loss adjusted for     $(14,510)  $(16,333)    $(24,126)    $ (71,433)  $ (71,434)  $(36,420)  $(31,010)  $(31,010)
          fixed charges.....
Ratio of earnings (loss) to         --         --           --            --          --         --         --         --
  fixed charges.............
Deficiency in earnings to     $(15,282)  $(30,246)    $(37,345)    $(118,949)  $(144,148)  $(52,268)  $(65,376)  $(78,962)
  cover fixed charges.......

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(1) One-third of rent expense is deemed to be representative of interest.

(2) Includes capitalized interest of $536, $3,051, $2,268, $4,556, $3,933,
    $2,593, and $826 in the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, the year ended December 31, 1997 and the six months ended December 31, 1997 and 1998, respectively.